EXHIBIT 5
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
December 7, 2006
The J. M. Smucker Company
One Strawberry Lane
Orrville, Ohio 44667

Re:	Registration Statement on Form S-8 of 300,000 Common Shares, Without Par Value, of The J. M. Smucker Company
Ladies and Gentlemen:
     We have acted as counsel for The J. M. Smucker Company, an Ohio corporation (the “Company”), in connection with The J. M. Smucker Company Nonemployee Director Deferred Compensation Plan (the “Plan”). In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:
     1. The shares of the Company’s Common Stock, without par value (the “Common Stock”), that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with such Plan, duly authorized, validly issued, fully paid and nonassessable, so long as (a) the issuance of any newly issued shares of Common Stock is, prior to any such issuance, duly authorized and (b) the consideration received or to be received by the Company is valid and sufficient.
     2. When issued in accordance with the terms of the Amended and Restated Rights Agreement, dated as of August 28, 2000, as amended (the “Rights Agreement”), by and between the Company and Computershare Investor Services, LLC (successor to Harris Trust and Savings Bank), as Rights Agent (the “Rights Agent”), the Rights (as defined in the Rights Agreement) will be validly issued.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Ohio. We express no opinion with respect to any other law of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Common Stock and the associated Rights pursuant to the Plan will be in full force and effect at all times at which such shares of Common Stock and Rights are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions. We have also assumed that the Rights Agreement was executed and delivered by a duly authorized officer

The J. M. Smucker Company
December 7, 2006

of the Rights Agent, and the obligations of the Rights Agent set forth therein are valid and binding against the Rights Agent.
     The opinion set forth in paragraph 2 above is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Directors of the Company have acted and will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     In rendering the opinion set forth in paragraph 2 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day